Exhibit 10.5

Re:          810 Kimberly Court Carol Stream Illinois

THIRD AMENDMENT TO LEASE

THE STATE OF ILLINOIS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
CITY OF CAROL STREAM	§

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) has been executed as of the 8 day August, 2008,by PRIM 810 KIMBERLY, LLC, a Delaware limited liability company (“Landlord”), and UNITED STATIONERS SUPPLY CO., an Illinois corporation (“Tenant”).

RECITALS:

A. Corum Carol Stream Associates, LLC (“Prior Landlord”) and Tenant have heretofore executed that certain Lease Agreement (the “Original Lease”), dated as of approximately October 12, 1998, as amended by that Supplemental Agreement, dated December 31, 1998, and Second Supplemental Agreement, dated approximately May 2000 (the Original Lease, as so amended, is hereinafter referred to as the “Lease”), pursuant to which Tenant leased approximately 328,104 rentable square feet (the “Premises”) located at 810 Kimberly Court, Carol Stream, Illinois, at the building more particularly described in the Lease (the “Building” or “Project”). Unless otherwise provided herein, capitalized words and phrases shall have the same meanings as those set forth in the Lease.

B. Landlord has acquired the Building and succeeded to all of Prior Landlord’s interest as landlord under the Lease.

c. Landlord and Tenant desire to execute this Amendment in order to evidence their agreement to (i) extend the Term of the Lease and (ii) make certain other amendments to the Lease, all as more particularly set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

Article I

CERTAIN AMENDMENTS

SECTION 1.01.      Term. The Term shall be extended through and including February 28, 2014, subject to adjustment or earlier termination as set forth in the Lease. Except as set forth in Article 22 of the Lease (which provides that Tenant shall have one (1) remaining five (5) year option) and on Exhibit A attached hereto, Tenant shall have no further extension or renewal rights under the Lease.

SECTION 1.02.      Fixed Rent. As of the March 15, 2009, the Fixed Rent for the Premises during the Term, as hereby extended, shall be as follows:

Period:	Annual Fixed Rent per r.s.f.:	Monthly Fixed Rent:

3/15/09 – 2/28/10	$4.20	$114,836.40
3/1/10 – 2/28/11	$4.31	$117,844.01
3/1/11 – 2/28/12	$4.41	$120,578.21
3/1/12 – 2/28/13	$4.52	$123,585.83
3/1/13 – 2/24/14	$4.64	$126,866.87

The Fixed Rent under the Lease shall be due and payable in monthly installments on the first day of each calendar month, in advance, without demand and without setoff or deduction whatsoever. Tenant shall pay all other taxes and Additional Rent owing under the Lease in accordance with the Lease in accordance with the Lease, except, in addition thereto. and notwithstanding anything contained in the Lease to the contrary, as of March 15, 2009, Tenant shall reimburse Landlord (a) property management fees incurred by Landlord associated with the management of the Building in an amount not to exceed S10,000 per annum and (b) the cost of roof repairs and maintenance; provided, however, the cost thereof shall not exceed $5,000 per year on a cumulative basis, and which costs may include the annual roof survey.

SECTION 1.03.                      AS IS. Except as set forth on Exhibit B and Exhibit C attached hereto, and as set forth in this Section 1.03, notwithstanding anything in the Lease to the contrary, Landlord is leasing the Premises to Tenant “as is” “where is” without representation or warranty, without any obligation by Landlord to alter, remodel, improve, repair or decorate any part of the Premises. Notwithstanding the foregoing or anything in the Lease to the contrary, Landlord will continue to be liable and responsible (at Landlord’s sole cost and expense) for repairs to the floor slab caused from deep organic soil settlement. Tenant will be liable and responsible (at Tenant’s sole cost and expense) for maintenance and repairs to the floor slab which are caused by wear and tear and any misuse of the slab not related to deep organic soil settlement. In the event the parties disagree as to which party is liable and responsible for floor slab repairs, within ten (10) days the parties shall mutually select a P.E. engineer (“P.E. Engineer”) to resolve the disagreement. The parties initially select Thomas Morris, P.E., Vice President of Testing Service Corporation to serve in such capacity. The P.E. Engineer shall render its decision within ten (10) days following submittal, subject to force majeure events or delays caused by Tenant. The P.E. Engineer shall also be permitted to allocate responsibility of the parties in percentages if both parties partially caused said damage. If either Landlord or Tenant (the “Objecting Party”) believes in good faith that the decision of the P.E. Engineer is erroneous, the Objecting Party (at its own cost) may elect to engage a second P.E. Engineer (“Second P.E. Engineer”) to offer a second opinion on liability and responsibility for floor slap repairs. If the Second P.E. Engineer’s determination of liability differs from that of the P.E. Engineer, then the P.E. Engineer and the Second P.E. Engineer shall mutually agree on a third P.E. Engineer (“Third P.E. Engineer”) to be appointed to resolve the difference of opinion. The Objecting Party shall engage the Third P.E. Engineer and the cost of the Third P.E. Engineer shall be paid by the Objecting Party. The Third P.E. Engineer shall be requested to deliver a written statement regarding liability and the decision of the Third P.E. Engineer shall be final and binding on the parties for all purposes. If Landlord shall fail to perform floor slab repairs for which is it responsible (as determined by the process set forth in this Section 1.03, if there is an initial disagreement as to responsibility) under this Section 1.03 within a reasonable time (not to exceed 90 days, subject to Tenant delays and force majeure) after Tenant makes a written request to Landlord and any mortgagee (“Mortgagee”) who has been identified to Tenant in writing pursuant to the notice provision of the Lease (specifying Tenant intends to take such action) to perform such repairs, and such failure materially and adversely interferes with Tenant’s use of the Premises, as reasonably determined by Tenant, and shall continue for thirty (30) days after Landlord’s and any Mortgagee’s receipt of a second written notice from Tenant (specifying Tenant intends to take such action), then Tenant may proceed to take the required action and Tenant shall be entitled to offset up to two (2) month’s Fixed Rent in the aggregate to reimburse Tenant for its reasonable expenses in taking such action. Tenant shall not be entitled to offset until thirty (30) days following the date that Tenant has provided Landlord with reasonable documentation that it has paid for such repair and/or maintenance in form reasonably acceptable to Landlord. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Project for similar work unless such contractors are unwilling or unable to perform such work in a timely manner at reasonably competitive rates (vis-á-vis other qualified contractors), in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable buildings. Tenant shall require the contractors to provide evidence of commercially reasonable insurance coverage before performing any maintenance and/or repair, and shall name Landlord as an additional insured on such insurance policy(s), where appropriate. Notwithstanding anything in this Lease the contrary, in the event that such repairs made by Tenant constitute items for which Tenant is responsible under this Section 1.03 or in the Lease, Tenant shall not be permitted to offset said amounts. In addition, if for any reason (other than force majeure, Tenant delay or Tenant’s refusal to cooperate), a determination of liability for floor slab repairs is not completed within sixty (60) days after Tenant and Landlord have determined that there is a disagreement regarding responsibility and liability for floor slab repairs, then: (a) Landlord shall commence to be performed any necessary floor slab repair work and thereafter pursue the repair with reasonable diligence (and if Landlord fails to do so, Tenant shall have the right to exercise self-help, subject to the terms and conditions set forth above); (b) Landlord and Tenant shall continue to work in good faith to implement the process for determining responsibility and liability for floor slab repair; and (c) at such time as responsibility has been determined, to the extent Tenant is determined to be responsible and liable, Tenant shall pay to Landlord the cost of the completed repairs within thirty (30) days after receipt of paid invoices or other reasonable evidence of amounts owed to Landlord for such repairs.

SECTION 1.04.      Extension Option. Landlord hereby grants to Tenant one (1)-five (5) year extension options pursuant to Exhibit A attached hereto. Such extension option shall be in addition to and after the one (1) remaining five (5) year extension option set forth in Article 22 of the Lease.

SECTION 1.05.      Exhibits and Schedules. Landlord and Tenant agree that the following exhibits and schedules have been attached hereto and will be deemed a part of this Amendment and the Lease for all purposes:

Exhibit A -Extension Option

Exhibit B -Landlord’s Work

Exhibit C -Tenant Finish Work: Allowance

SECTION 1.06.                      Commissions. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment except NAI Hiffman (Landlord’s broker) and Grubb & Ellis (Tenant’s broker) (collectively, hereafter, the “Brokers”). Landlord shall pay to such Brokers the commission arising out of this Amendment pursuant to a separate agreement between Landlord and such Brokers. Landlord hereby indemnifies Tenant from the payment of any commissions owed to the Brokers and to any broker with respect to this Amendment resulting from the acts of Landlord, but not otherwise. Tenant hereby indemnifies Landlord from the payment of any commission owed to any broker, other than the Brokers, with respect to this Amendment resulting from the acts of Tenant, but not otherwise.

SECTION 1.07.      Further Amendment. The Lease shall be and hereby is further amended wherever necessary, even though not specifically referred to herein, in order to give effect to the terms of this Amendment. Section 3.2 of the Lease is deleted.

Article II

MISCELLANEOUS

SECTION 2.01.      Ratification. The Lease, as amended hereby, is hereby ratified, confirmed and deemed in full force and effect in accordance with its terms. Tenant represents to Landlord that Tenant (a) is currently unaware of any default by Landlord under the Lease, other than outstanding repairs required to be performed by Landlord under Section 1.03 above; (b) has full power and authority to execute and deliver this Amendment and this Amendment represents a valid and binding obligation of Tenant enforceable in accordance with its terms; and (c) except as set forth on Exhibits B and C, all tenant finish costs or allowances payable by Landlord have been paid and no such costs or allowances are payable hereafter under the Lease.

SECTION 2.02.                      Notices. All notices to be delivered to Landlord under the Lease or otherwise with respect to the Premises shall, unless Landlord otherwise notifies Tenant, be delivered to Landlord in accordance with the Lease at the following addresses:

c/o T A Associates Realty

28 State Street, 10th Floor

Boston, Massachusetts 02109

Attn.: Asset Manager/810 Kimberly Court

All notices to be delivered to Tenant under the Lease or otherwise with respect to the Premises shall, unless Tenant otherwise notifies Landlord, be delivered to Tenant in accordance with the Lease at the following addresses:

United Stationers Supply Co.

One Parkway North Boulevard

Deerfield, Illinois 60015

Attn.: Vice President -Engineering

With a copy to:

United Stationers Supply Co.

One Parkway North Boulevard

Deerfield, Illinois 60015

Attn.: General Counsel

SECTION 2.03.      Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois.

SECTION 2.04.      Counterparts. This Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Amendment may be executed by facsimile and each party has the right to rely upon a facsimile counterpart of this Amendment signed by the other party to the same extent as if such party had received an original counterpart.

SECTION 2.05.                      WAIVER OF JURY TRIAL. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN LANDLORD AND TENANT ARISING OUT OF THE LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

SECTION 2.06.      Authority. If Tenant is a corporation, trust, or general or limited partnership, Tenant, and each individual executing the Lease on behalf of such entity, represents and warrants that such individual is duly authorized to execute and deliver the Lease on behalf of said entity, that said entity is duly authorized to enter into the Lease, and that the Lease is enforceable against said entity in accordance with its terms.

SECTION 2.07.      Time of Essence. Time is of the essence with respect to each of the obligations to be performed by Tenant and Landlord under the Lease.

SECTION 2.08.      No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of the Lease.

SECTION 2.09.      OFAC. Tenant is not a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Building and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other govemmenta1 action.

[SIGNATURE FOLLOW NEXT PAGE]

IN WITNESS WHEREOF, this Amendment has been executed as of the date and year first above written.

Dated: August 8, 2008	LANDLORD:

PRIM 810 KIMBERLY, LLC,
a Delaware limited liability company

	By:	TA Realty, LLC,
its Manager

		By:	Realty Associates Advisors, LLC,
its Manager

			By:	Realty Associates Advisors Trust,
its Manager

				By:	/s/ Brooks D. Wales
				Name:	Brooks D. Wales
				Title:	Regional Director

Date: July , 2008	TENANT:

UNITED STATIONERS SUPPLY CO.
an Illinois corporation

	By:	/s/ Richard W. Gochnauer
	Name:	Richard W. Gochnauer
	Title:	President & CEO

EXHIBIT A

EXTENSION OPTION

The Additional Renewal Term described below shall be available to Tenant on the terms and conditions set forth below only if Tenant has exercised its second right to extend granted in Article 22 of the Original Lease.

(a)            Provided that as of the time of the giving of the Additional Renewal Notice and the Commencement Date of the Additional Renewal Term (as those terms are hereinafter defined), (x) Tenant is the Tenant originally named herein, (y) Tenant actually occupies all of the premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists, then Tenant shall have the right to extend the Lease Term for an additional term of five (5) years (such additional term is hereinafter called the “Additional Renewal Term”) commencing on the day following the expiration of the Lease Term described in the attached Amendment, as extended by the exercise of the second five (5) -year renewal term described in Article 22 of the Original Lease (hereinafter referred to as the “Commencement Date of the Additional Term”). Tenant shall give Landlord written notice (hereinafter called the “Additional Renewal Notice”) of its election to extend the term of the Lease Term at least twelve (12) months prior to the scheduled expiration of the Lease Tenn.

(b)            The Base Rent payable by Tenant to Landlord during the Additional Renewal Term shall be the greater of (i) the Base Rent applicable to the last year of the immediately preceding Lease Term and (ii) the then prevailing market rate for comparable space in the Project and comparable buildings in the vicinity of the Project, taking into account the size of the Lease, the length of the renewal term and the credit of Tenant. The Base Rent shall not be reduced by reason of any costs or expenses not incurred by Landlord by reason of Landlord’s not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period). In the event Landlord and Tenant fail to reach an agreement on such rental rate and execute the Amendment (defined below) at least nine (9) months prior to the expiration of the Lease, then Tenant’s exercise of the renewal option shall be deemed withdrawn and the Lease shall terminate on the last day of the Term of the Lease.

(c)            The determination of Base Rent does not reduce the Tenant’s obligation to pay or reimburse Landlord for operating expenses and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such operation expenses and other items with respect to the premises during the Additional Renewal Tenn.

(d)            Except for the Base Rent as determined above, Tenant’s occupancy of the Premises during the Additional Renewal Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Term; provided, however, Tenant shall have

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no further right to any allowances, credits or abatements or any options to renew or extend the Lease.

(e)           If Tenant does not give the Additional Renewal Notice within the period set forth in subparagraph (a) above, Tenant’s right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving the Additional Renewal Notice.

(f)            Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Additional Renewal Term. The Premises shall be tendered on the Commencement Date of the Additional Renewal Term in “as is” condition.

(g)           If the Lease is extended for the Additional Renewal Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the “Amendment”).

(h)           If Tenant exercises its right to extend the term of the Lease for the Additional Renewal Term pursuant to this Addendum, the term “Term” as used in the Lease shall be construed to include, when practicable, the Additional Renewal Term.

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EXHIBIT B

LANDLORD’S WORK

Landlord agrees to complete the following work (the “Landlord’s Work”) in a good and workman like manner using available Building standard colors and materials, at Landlord’s expense:

•                  Repair or replace sections of parking lot and truck court that have potholes and cracks (areas to be defined)

•                  Paint the exterior of Building using a Building standard color selection mutually agreed upon between Tenant and Landlord

•                  Replace dock shelters and dock bumpers that are damaged as of the date of this Amendment

•                  Repair/replace guard rail and concrete walls at the four (4) ramp doors that are damaged on the date of this Amendment

•                  Replace dead trees and remove any tree stumps

•                  Replace or modify two (2) HVAC units for southeast and northeast office entryways with units correctly sized to provide adequate heating and cooling

•                  Installation of FM Global approved line-type heat detection system that will shut down exhaust fans in the event of a fire. The system shall be mutually agreed upon by all parties. The cost to Landlord for this to meet insurance requirements shall not exceed $50,000 with Tenant being liable for any excess amounts

•                  Perform work referenced on Atlas Restoration, LLC, revised proposal dated June 19, 2008

Upon completion of the Landlord’s Work, Tenant shall confirm that all paid work has been completed. The foregoing Landlord’s Work should only apply to the conditions existing on the date this Amendment is executed. Landlord shall start the Landlord’s Work promptly upon the signing of this Amendment and shall use commercially reasonable efforts to complete the Landlord’s Work no later than one (1) year after the date of this Amendment (except with regard to the Atlas Restoration work referenced above, Landlord will use commercially reasonable efforts to complete said work no later than six (6) months after the date of this Amendment), subject to delays caused by Tenant and force majeure events.

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EXHIBITC

TENANT CODE COMPLIANCE WORK: ALLOWANCE

1.               Tenant will have prepared the Working Drawings for the Premises. Landlord will review the Working Drawings promptly following receipt thereof. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings in order to comply with codes. Approval by Landlord of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use, purpose, or condition, or that such drawings comply with any applicable law or code, but shall merely be the consent of Landlord to the performance of the Work. All changes in the Work must receive the prior written approval of Landlord. Landlord shall use reasonable efforts to respond to any request for approval of Working Drawings or changes thereto within ten (10) days after Landlord’s receipt of Working Drawings or changes thereto and, said consent shall not be unreasonably withheld. If Landlord fails to respond to any request for approval within fifteen (15) days after receipt of Working Drawings or changes thereto, such Working Drawings or changes thereto shall be deemed to be approved by Landlord.

2.               Tenant will cause the Work to be performed by Tenant’s contractors and subcontractors. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in customary amounts. Certificates of such insurance must be received by Landlord before the Work is commenced. The Work shall be performed in a good and workmanlike manner that is free of defects and is in conformance with the Working Drawings, and shall be performed in such a manner and at such times as to maintain harmonious labor relations and not to interfere with or delay Landlord’s other contractors, the operation of the Building, and the occupancy thereof by other tenants.

3.               Tenant shall bear the entire cost of performing the Work (including, without limitation, space planning and construction document fees, design of the Work and preparation of the Working Drawings, costs of construction labor and materials, electrical usage during construction, additional janitorial services, approved signage, related taxes and insurance costs, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) and Excess (hereinafter defined). Upon approval of the Working Drawings and selection of a contractor, Landlord shall promptly review a work order agreement prepared by Tenant’s contractor which identifies such drawings and itemizes the Total Construction Costs.

4.               Landlord shall provide to Tenant a construction a1lowance (the “Construction Allowance”) equal to $50,000 plus the Excess to be used for code compliance issues only. Provided Tenant is not in default of any monetary obligations under the Lease, Landlord shall pay the Construction Allowance and Excess, if applicable, to Tenant at such time as the Work has been substantially completed and Tenant has caused to be delivered to Landlord (i) a list of all contractors, subcontractors and suppliers that performed the Work on or for the

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premises, (ii) all invoices from contractors, subcontractors, and suppliers evidencing the cost of performing the Work, together with lien waivers from such parties, (iii) a certificate of occupancy from the appropriate governmental authority, if applicable to the Work, or evidence of governmental inspection and approval of the Work, if applicable to the Work, and (iv) an affidavit signed by Tenant stating that all of the bills associated with the Total Construction Costs have been paid. Any unspent or unclaimed portion of the Construction Allowance of Excess remaining as of twelve (12) months following execution of this Amendment, shall be forfeited by Tenant and retained by Landlord without credit or reimbursement to Tenant.

5.               If the cost of the Work exceeds the Construction Allowance (such excess costs being the “Excess”), Landlord shall pay such Excess (not to exceed $150,000) to Tenant or Tenant’s contractor if requested by Tenant, for the costs it incurs relating to the construction of the Work; provided, however, that Tenant shall repay Landlord the Excess by separate loan payment due under the Lease at the same time and in the same manner as Fixed Rent due under the Lease. Such amount shall be amortized using the following formula:

PV      =       The Excess, but not more than $150,000.

N        =       Number of months remaining in the Term when the amount of the Excess is determined.

I         =       Interest rate, which shall be nine percent (9%) compounded monthly.

Landlord and Tenant agree to execute and deliver a written declaration expressing the amount of the additional Payment of Excess.

6.               Landlord or its affiliate shall supervise the Work and supervise the relationship between the Work, the Building, and the Building’s systems. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to five percent (5%) of the Total Construction Costs, which may be deducted from the Construction Allowance.

7.               To the extent not inconsistent with this Exhibit, the Lease shall govern the performance of the Work and the Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

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